Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-14 dated September 1, 2009 of our report dated February 17, 2009, relating to the financial statements and financial highlights of MainStay VP ICAP Select Equity Portfolio, MainStay VP Mid Cap Core Portfolio, MainStay VP Mid Cap Growth Portfolio and MainStay VP Mid Cap Value Portfolio, which appears in the December 31, 2008 Annual Report to Shareholders of MainStay VP Series Fund, Inc.  We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement, which is in turn hereby incorporated by reference in this Post Effective Amendment No. 1 to this Registration Statement on Form N-14.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 9, 2010